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                                                     Exhibit 11


                 HOMESTAKE MINING COMPANY AND SUBSIDIARIES
               Computation of Earnings Per Share (unaudited)
                  (In thousands, except per share amounts)

                                             Three Months ended
                                                  March 31,
                                               1994        1993
                                             -------     -------
PRIMARY:

Earnings:
  Net income                                $24,214      $5,561
  Less  Homestake Canada Inc. dividends
          on Series 1 second preference
          shares                                           (387)
                                           ---------   ---------
  Net income applicable to primary
    earnings per share calculation          $24,214      $5,174
                                           =========   =========

Weighted average number of shares
  outstanding                               137,675     136,779
                                           =========   =========

Net income per share - primary              $  0.18      $ 0.04
                                           =========   =========

FULLY DILUTED:

Earnings:
  Net income                                $24,214      $5,561
  Add:  Interest relating to 5.5%
          convertible subordinated
          notes, net of tax                   1,647
        Amortization of issuance costs
          relating to 5.5% convertible
          subordinated notes, net of tax        112
  Less  Homestake Canada Inc. dividends on
        Series 1 second preference shares                  (387)
                                           ---------   ---------
  Net income applicable to fully diluted
        earnings per share calculation      $25,973      $5,174
                                           =========   =========

Weighted average number of shares
  outstanding:
  Common shares                             137,675     136,779
  Additional shares relating to
    conversion of 5.5% convertible
    subordinated notes                        6,504
                                           ---------   ---------
                                            144,179     136,779
                                           =========   =========

Net income per share - fully diluted        $  0.18(a)   $ 0.04
                                           =========   =========

(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

                                       12

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